ALEXANDRIA, VA - September 2, 2003 - Halifax Corporation (AMEX:HX)

today announced that on August 29, 2003, it completed its acquisition of Microserv, Inc., a hardware maintenance solutions company, located in suburban Seattle, Washington.  Founded in 1985 and privately held,

Microserv provides high-availability hardware maintenance services to a nationwide customer base.  Halifax acquired the outstanding stock of

Microserv for a total value of approximately $3.0 million, excluding earn-out arrangements.



According to Charles McNew, president and CEO, "We are pleased to welcome Microserv to the Halifax family as we complete this important step in the evolution of our services platform.  As previously discussed, we expect this acquisition to be accretive to earnings in the first year while increasing our second-half revenues by 15 to 20 percent.  Furthermore, we have expanded our geographic base and strengthened our service delivery capability.  Microserv also adds a number of prestigious customers to our roster, and enhances our ability to grow our partnership arrangements with the global service provider community.  It should also be noted that Fairmount Partners, our financial advisor, was instrumental in helping us to successfully complete this transaction."



He added, "We will continue to aggressively pursue our strategy of extending our leadership position in the enterprise maintenance solutions marketplace with the ultimate long-term goal of meaningful shareholder value enhancement."



The Microserv shareholders, in exchange for all of the outstanding shares of common stock of Microserv, received consideration, subject to certain possible post-closing adjustments, consisting of 442,078 shares of Halifax common stock; a note in the principal amount of $493,394 with an 18-month term, accruing interest at the rate of 5% per annum;

cash in the amount of $360,000; and through an earn-out, the right to receive an additional $250,000 payable in cash, or a combination of cash and Halifax common stock.  The consideration is subject to certain reductions if the working capital and net assets on the closing date are less than certain levels at March 31, 2003.



Microserv shareholders received certain demand and piggyback registration rights and will be subject to a 12-month prohibition on any transfers of common stock acquired in the merger.  In addition, the

Microserv shareholders are required to provide the Company with a right of first offer to purchase certain shares of Halifax common stock acquired in the merger.  To the extent Microserv shareholders continue to hold greater than 50% of the aggregate number of shares of common stock issued in the merger, Microserv shareholders have the right to nominate one member to Halifax's board of directors.



Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States.

The Company's principal products are high availability hardware maintenance services, technology deployment and integration services,

and secure network program services.  More information on Halifax can be found at www.hxcorp.com.



Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.